Exhibit 10.40.1

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

License Agreement

ARES Genetics GmbH
Karl-Farkas-Gasse 18
1030 Vienna
Austria

(hereinafter referred to as “ARES”)

and

QIAGEN GmbH
Qiagen Str. 1, 40724 Hilden

and

the QIAGEN Affiliates (as defined below)

(QIAGEN GmbH and the QIAGEN Affiliates hereinafter together referred to as “QIAGEN”)

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Preamble	3
1 Definitions	4
2 License Grant	8
3 Retained Rights	10
4 Handover of Licensed IP	11
5 Foreground IP and Improvements	11
6 ARES Development and Maintenance of the Licensed IP	11
7 QIAGEN Product Development and Licenses to ARES	12
8 Steering Committee	13
9 Compensation and Royalties for License Grant	13
10 Statements and Payments	14
11 Records and Audits	15
12 Confidentiality	17
13 Warranty and Liability	19
14 Force Majeure	20
15 Term and Termination	20
16 Rights and Obligations after Termination I Expiration	21
17 Third Party Beneficiary	21
18 Export Control	22
19 Disputes	22
20 Applicable Law	22
21 Miscellaneous	22
Annex 1: List of Licensed IP	26
Annex 2: Development Timetable ARES Tools	27
Annex 3: Royalty Statement Template	28
Annex 4: Press Release	29
Annex 5: ARES AMR Marker Table Excerpt	33
2

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Preamble

ARES owns and has in-licensed Intellectual Property Rights pertaining to the Genetic Antibiotic Resistance and Susceptibility Database (hereinafter referred to as “GEAR Database”) and associated modules and analytical tools (hereinafter referred to as “GEAR Tools”). The GEAR Database is a comprehensive core collection of data on pathogen genomes and genotype/phenotype correlations in antibiotic resistance & susceptibility, which was originally developed by Siemens Technology Accelerator GmbH (“SIEMENS”) and later transferred and licensed to Curetis GmbH (an Affiliate of ARES) by a separate license agreement in 2016, which was later assigned to ARES (the “SIEMENS Agreement”). SIEMENS has retained a right to use the GEAR Database and GEAR Tools in the status licensed to ARES for itself and SIEMENS Affiliates. Furthermore, as per the SIEMENS Agreement, SIEMENS is obliged to use reasonable efforts not to make available any non-publicly available parts of intellectual property related to the GEAR Database and the GEAR Tools to any internal research or development projects within SIEMENS within three years upon 7 September 2016. Furthermore, within the Siemens Agreement, Siemens has transferred all its rights to patents or patent filings relating to the GEAR Database to ARES and confirmed that Siemens will not transfer the GEAR Database to any other third party.

Since ARES obtained the GEAR Database and GEAR Tools from SIEMENS, ARES has enlarged the GEAR Database with additional data sets acquired by ARES to build the ARES Anti-Microbial Resistance Database (hereinafter referred to as “ARES DB”) and has further developed the GEAR Tools to a core collection of modules and analytical tools for microbial genomics and antibiotic resistance profiling (hereinafter referred to as “ARES Tools”).

It is the intent of both parties to leverage QIAGEN’s BioIT platform in combination with the content of the ARES DB and ARES Tools.

Hence, QIAGEN intends to license-in the ARES DB and the ARES Tools for the purpose of development and commercialization of certain services and products. ARES is willing to grant QIAGEN a restricted license and to provide updates of the ARES DB and the ARES Tools for their implementation into certain QIAGEN products. QIAGEN’s sole license enables QIAGEN to exclusively commercialize ARES DB access for exploratory analysis within a standardized and generic bioinformatics software suite for research use and allow use of ARES DB and ARES Tools to design a Next Generation Sequencing panel and multiplex polymerase chain reaction assays in the research fields as detailed below.

Furthermore, ARES intends to further grow and develop the ARES DB through collaborations with Third Parties. Both Parties agree on the goal to develop ARES DB into a high international standard database for bacterial resistance research and diagnostics. Both parties agree and acknowledge that standardized and automated formats, processes and solutions are a key to ensure the success of such collaboration.

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Hence, the Parties agree as follows:

1	Definitions

For the purpose of this Agreement, the terms set forth in this Section 1, when employed in capital letters, either in the singular or plural form, shall mean the following:

1.1	“Access Rights” shall mean a right to access and use certain programs or functions of programs, including the right to access data sets and to perform queries against such data.
1.2	“Advisers” shall have the meaning as defined in Section 12.1.2
1.3	“Affiliate” shall mean an entity which is controlled by a Party hereto, which controls a Party hereto or which is under common control with a Party hereto. “Control” means the direct or indirect ownership of at least fifty percent (50%) of the shares or interests entitled to vote for the directors thereof or the equivalent, for so long as such entitlement subsists, or equivalent power over management thereof (cf. §§ 15ff. German Companies Act “AktG”).
1.4	“Agreement” shall mean this License and Development Agreement.
1.5	“AMR” shall mean Anti-Microbial Resistance.
1.6	“ARES AMR Marker” shall mean one specific Marker which (i) is or was derived from the ARES DB and (ii) is explicitly mentioned in ARES AMR Marker Table and (iii) is protected by the Licensed Patents on a country by country basis and (iv) has not been explicitly described in, or mentioned in any prior scientific literature or other publicly available communication in the context of or in connection with antibiotic resistance prior to the ARES DB disclosure to QIAGEN on the ARES AMR Marker Table and their respective regular updates nor patent protected by any third-party other than ARES. A Marker loses its status as ARES AMR Marker, in case (i) an existing patent application covering this Marker has not been granted as a patent after six (6) years from its first priority date, OR (ii) patent protection for this ARES AMR Marker is finally rejected, OR (iii) patent protection for this ARES AMR Marker is finally declared null and void by court ruling, OR (iv) patent protection for this ARES AMR Marker expires.
1.7	“ARES AMR Marker Table” shall mean a table listing any and all Markers derived from the ARES DB. The most recent version of the ARES AMR Marker Table shall be pro-vided by ARES to QIAGEN within six (6) weeks after the Effective Date in an electronic file format and in a mutually agreed structured format, provided, however, that ARES has received from QIAGEN the Technology Access Fee as agreed in Section 9.1. An excerpt of the ARES AMR Marker Table at Effective Date is attached as Annex 5.
1.8	“ARES DB” shall be the ARES’ Anti-Microbial Resistance Database (in its most current version as provided to QIAGEN in compliance with this Agreement) comprised of a comprehensive core collection of data on pathogen genomes and genotype/phenotype correlations in antibiotic resistance & susceptibility, which is maintained and expanded
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

by ARES but at the Effective Date largely based on the GEAR Database, which was originally developed by SIEMENS. For the avoidance of doubt, the GEAR Database is completely integrated into ARES DB, and will not be made available by ARES or its Affiliates separately to any use and any Third Party other than defined in Section 3.

1.9	“ARES [***] Launch” shall mean the date of the first Sale of an Access Right by QIAGEN of any [***] Product under the [***] product offering, which contains the ARES DB or parts of it. For the avoidance of doubt, it is the mutual understanding of the Parties that the ARES [***] product is not identical with the [***].
1.10	“ARES Tools” shall mean software modules and analytical tools building upon the ARES DB listed and further defined in Annex 2, which are ready for use on the Effective Date and/or developed/modified by ARES or ARES Affiliates in the course of the Agreement.
1.11	“Assay Specific BioIT Offerings” shall mean a (i) service for the development of specific curated subset of Markers or (ii) a service for the development of Markers and related software for the interpretation of specific assays with regard to a pre-defined in-tended use on Third Party platforms and (iii) the products developed under (i) and (ii) above, provided such products comprise the development of curated content in combination with content-based interpretation apps where such app or software offering is (a) limited to the read out of such specific assay, (b) does not allow Marker discovery or screening or generic identification application. Such Assay-specific BioIT Offerings may also be commercialized by ARES (or ARES Affiliates) in combination with reagents/rea-gent kits.
1.12	“Audit Commencement Date” shall have the meaning as defined in Section11.2.
1.13	“Audit Notice” shall have the meaning as defined in Section 11.2.
1.14	“Combination Product” means a [***] Product, including but not limited to the [***] product, that makes use of ARES DB or ARES Tools and which is packaged together, or Sold together with one or more other products which are not covered by this Agreement. One, not limiting, example for a Combination Product would be a combined offering of [***] Product, together with a non AMR related product offering.
1.15	“Confidential Information” shall mean any information, including without limitation, any kind of business, commercial or technical information and data disclosed between the Parties and that information received by one Party from an Affiliate of the other Party in connection with this Agreement, irrespective of the medium in which such information is embedded and all other information which due to its character and nature, a reasonable person under like circumstances would treat as confidential. Confidential Information shall include any copies or abstracts made thereof as well as any apparatus, modules, samples, prototypes or parts thereof.
1.16	“Customized BioIT Services” shall mean ARES services that may or may not build on QIAGEN’s General BioIT Offering, including but not limited to any type of pharma
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

related services or drug development services based on ARES DB, ARES Tools and/or QIAGEN’s [***] Products.

1.17	“Effective Date” shall be the February 18, 2019.
1.18	“Force Majeure” shall have the meaning as defined in Section 14.
1.19	“Foreground IP” shall mean any and all Intellectual Property Rights generated or developed in the performance of this Agreement.
1.20	“GEAR Database” shall have the meaning as defined in the Preamble.
1.21	“GEAR Tools” shall have the meaning as defined in the Preamble.
1.22	“General BioIT Offering” shall mean general offerings by QIAGEN, which combine the ARES DB and/or the ARES Tools with software and/or other databases in derivative QIAGEN products. QIAGEN shall host the ARES DB, and allow queries against this database from QIAGEN BioIT products, e.g. “[***]”. QIAGEN shall make ARES DB content available as an AMR Marker-centric annotation database which includes AMR Markers with associated information such as, but not limited to annotated consensus reference genomes, annotated genes and gene variants, phenotypic information associated with gene variants, prevalence, occurrence, diagnostic performance, and sequence variation but shall exclude genotypic or phenotypic information at the resolution of individual strains or samples. QIAGEN shall have the exclusive right to commercialize the General BioIT Offering.
1.23	“Improvements” shall mean any Intellectual Property Rights that are based upon, derived from, incorporating or related to the Licensed IP.
1.24	“Intellectual Property Rights” shall mean patents, rights to apply for patents, trade-marks, trade names, service marks, domain names, copyrights, designs and all applications and registration of such worldwide, schematics, industrial models, inventions, know-how, trade secrets, computer software programs and other intangible proprietary information and/or all other intellectual or industrial property rights.
1.25	“Licensed [***] Product” shall mean any software product or software service within the exclusive field of General BioIT Offering for Research Use Only.
1.26	“Licensed IP” shall mean the ARES DB, ARES Tools, the ARES AMR Markers and the Licensed Patents.
1.27	“Licensed Panel Product” shall mean a customized or readymade PCR or Next-Generation Sequencing Panel using one or more ARES AMR Marker for Research Use Only.
1.28	“Licensed Patents” shall mean (i) the patents and patent applications listed in Annex 1, (ii) any patent, continuation, continuation-in-part or divisional application thereof, (iii) any patents issuing thereon, (iv) any reissues, re-examinations or extensions thereof,
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

and (v) any foreign equivalents of the foregoing and (vi) any other patents or patent applications associated with ARES DB, ARES AMR Marker and ARES Tools.

1.29	“Marker” shall mean a nucleic acid sequence variation (for example a point mutation, insertion, deletion, a structural variant or a gene) of a pathogen, which has a relation to the pathogen’s resistance or susceptibility to an antibiotic drug.
1.30	“[***]” shall mean a [***]. [***] is a QIAGEN product that is independent of QIAGEN’s [***], and will be a separate product offering. Access to [***] will be made available via a [***]. It may support research in the fields “[***]”, “[***]”, “[***]”, “[***]” where ARES DB would be a part of the “Antimicrobial Resistance” section.
1.31	“Net Licensing Income” shall mean the income invoiced by QIAGEN for the Sale of Access Rights to Licensed [***] Products e.g. subscription fees, single query fees, lump sum payments and other compensations, only for those QIAGEN software module(s) that make use of ARES DB or ARES Tools less the following deductions incurred in the ordinary course of business (a) credits for returns with respect to the specific invoiced amount, (b) volume discounts that are actually granted and reflected in the invoice but not accounted for directly in the gross amount invoiced, (c) the amount of any sales tax or other taxes (d) all shipping and handling costs included within the gross amount invoiced, however, in any case the reductions as per lit. (b) shall be in line with customary amounts. For the avoidance of doubt, in no event shall QIAGEN offer Licensed [***] Products for free with the exception of time-limited evaluation, test or research cooperation licenses.

In case of Combination Products the applicable Net Licensing Income portion (X) of the income invoiced by QIAGEN for the Combination Product, shall be calculated using the factor A/(A+B), whereas A being the price of the Licensed [***] Product and B being the price of the non-licensed portion when each is sold alone, less deductions listed above.

In case Licensed [***] Product and non-licensed product(s) are not sold alone as separate products, like potentially the case for [***], the applicable Net Licensing Income portion (X) shall be calculated by dividing the income invoiced by the number of Licensed [***] Products plus non-licensed products (n+1), less deductions listed above. For calculation purposes the maximum number of non-licensed products shall be limited to 3, and therefore the maximum devisor for 3 or more non-licensed products would be 4.

By way of example: In case of QIAGEN’s [***] product line QIAGEN potentially offers only together ARES DB, “ResFinder Database” (currently included), and “Non-Licensed Database A”, the calculation would be as follows:

Net Licensing Income (X) = (invoiced income — (deductions listed above)) / (1 + 2)

1.32	“Next Generation Sequencing” shall mean any DNA sequencing technology which is the process of determining the precise order of nucleotides within nucleic acid molecules. Next Generation Sequencing technologies typically allow a massive parallel performance of sequence determinations.
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

1.33	“Party or Parties” shall mean either ARES or QIAGEN individually or together.
1.34	“QIAGEN Tools” shall mean QIAGEN owned software tools that are based on an ARES Tool.
1.35	“Research Use Only” shall mean a use solely related to research purposes excluding diagnostic use.
1.36	“SIEMENS” shall have the meaning as defined in the Preamble.
1.37	“SIEMENS Agreement” shall have the meaning as defined in the Preamble.
1.38	“Sold”, “Sale”, “Sell” shall mean in addition to their ordinary meaning, put into use, sold, leased, service rendered, licensed to the extent software is concerned or otherwise disposed of and a Sale shall be deemed to have occurred upon shipment / service rendered or invoicing, whichever occurs first.
1.39	“Sole License” shall have the meaning as defined in Section 2.1 .
1.40	“Technology Access Fee” shall have the meaning as defined in Section 9.1.
1.41	“Third Party” shall mean any entity that is not an Affiliate of either Party or a Party to this Agreement.
1.42	“Underpayment Invoice” shall have the meaning as defined in Section 11.2
2	License Grant

Pursuant to the terms and conditions of this Agreement, ARES hereby grants to QIAGEN for the Term of this Agreement the following worldwide and non-transferable licenses:

2.1	ARES grants to QIAGEN a non-sublicensable Sole License to the ARES DB in order to enable QIAGEN to develop, to Sell, have Sold, market and have marketed Access Rights to Licensed [***] Products in the exclusive field of General BioIT Offerings for Research Use Only.

For the purpose of this license, Sole License shall mean that ARES and its Affiliates shall upon the Effective Date neither grant to any Third Party, development rights or Access Rights to the ARES DB similar to the license agreed in this Section 2.1, not use the ARES DB to develop, Sell, have Sold, market, have marketed products that are identical or substantially similar to Licensed [***] Products (“Sole License”). The Sole License shall not restrict ARES from making use of the rights retained under Section 3. ARES furthermore confirms that other than for executing the Retained Rights according to Section 3, it did not grant to any Third Party any use rights, and did not provide a copy of the ARES DB, similar to the ones granted under this Sole License prior to the Effective Date. For the sake of clarification, SIEMENS, as the original owner of parts of the Licensed IP, has retained certain rights regarding parts of the Licensed IP for its own use and the use of SIEMENS Affiliates. However, as per the Siemens Agreement, SIEMENS

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

will use reasonable efforts not to make available any non-publicly available parts of any IP related to the GEAR, Database and the GEAR Tools to any internal research or development projects within Siemens within [***] years upon [***]. Furthermore, within the Siemens Agreement, Siemens has transferred all rights to patents or patent filings relating to the GEAR Database to ARES and confirmed that Siemens will not transfer the GEAR Database to any other third party.

2.2	Solely for Licensed [***] Products, ARES grants to QIAGEN a non-exclusive and non-sublicenseable license to integrate and/or combine the ARES Tools with QIAGEN’s proprietary bioinformatics platform in order to enable QIAGEN to use, Sell, have Sold, market, have marketed Access Rights to Licensed [***] Products in the exclusive field of General BioIT Offerings for Research Use Only.

In addition, solely for Licensed Panel Products, ARES grants to QIAGEN a non-exclusive non-sublicensable license to the ARES Tools in order to enable QIAGEN and QIAGEN’s customer of Licensed Panel Products to access ARES Tools for Research Use Only.

2.3	Furthermore, ARES grants to QIAGEN a non-exclusive and non-sublicenseable license to the ARES DB and the ARES AMR Markers in order to enable QIAGEN to develop, Sell, have Sold, market, have marketed, manufacture, have manufactured and/or have tested Licensed Panel Products for Research Use Only.
2.4	The license to have manufactured and/or to have tested under Section 2.3 above is granted subject to the fulfilment of all of the following conditions in each case:
2.4.1	Disclosure by QIAGEN of Licensed IP to a third-party manufacturing and/or testing within the scope of the license agreed above only;
2.4.2	Prior to such aforementioned disclosure to a Third Party, such Third Party shall agree in writing with QIAGEN on the following obligations. SIEMENS and ARES shall each be a third party beneficiary to such agreement with the right to directly enforce all of the following obligations against such third party:
a)	to use the Licensed IP received only for the manufacture and/or testing within the scope and field of license agreed above;
b)	to treat confidential and not to disclose to any other third party any Licensed IP received pursuant to a written undertaking the terms of which shall not be less stringent than the terms of Section 12; and
c)	to return to QIAGEN or destroy upon QIAGEN’s and/or ARES request all Li-censed IP received from QIAGEN in writing or otherwise recorded as well as any and all copies made thereof except for one single copy to be kept with third party’s legal counsel. Notwithstanding the foregoing, nothing herein shall oblige third party to delete electronic copies made solely in the context of its standard data storage and back-up procedures.
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

2.4.3	At the request of ARES, QIAGEN shall provide ARES and/or SIEMENS with a copy of the agreement between QIAGEN and the third party;
2.4.4	If it comes to the knowledge of QIAGEN, that a third party manufacturing and/or testing for QIAGEN infringes or violates one or more of the obligations under Section 2.4.1 and Section 2.4.2 above, QIAGEN shall without undue delay inform ARES thereof in writing and enforce upon ARES’ reasonable request and at QIAGEN’s own discretion and costs all contractual and statutory rights and remedies available to prevent any further infringement.
2.5	Furthermore, ARES hereby grants to QIAGEN a world-wide license to the Licensed Pa-tents, as far as and only to the extent such license is required to make use of the licenses granted to QIAGEN under Sections 2.1 to 2.4 above. Such license to the Licensed Patents shall, however, be restricted to the scope of the respective licenses as agreed to under Sections 2.1 to 2.4.
2.6	Unless explicitly agreed otherwise in this Agreement, any further use of the Licensed IP by QIAGEN shall not be allowed.
3	Retained Rights

ARES shall be allowed to use the Licensed IP without any restrictions, if not explicitly stipulated differently in this Agreement. In any case, ARES retains the right to use the Licensed IP as follows:

3.1	For any internal use by ARES and ARES’ Affiliates and any use on ARES or ARES’ Affiliates proprietary platforms including any nucleic acid or biomolecule based detection platforms.
3.2	To develop Assay Specific BioIT Offerings, provided, however, that ARES shall not have the right to use the ARES DB to develop, Sell, have Sold, market, have marketed or license any product of such Assay Specific BioIT Offering that would fall under the definition of Licensed [***] Products in QIAGEN’s exclusive field of General BioIT Offering. Any use of QIAGEN products is subject to QIAGEN licensing terms.
3.3	To provide Customized BioIT Services, provided that, however, ARES shall not have the right to use the ARES DB to develop, Sell, have Sold, market, have marketed or license any product of such Customized BioIT Services that are substantially equivalent to Licensed [***] Products in QIAGEN’s exclusive field of General BioIT Offering. Any use of QIAGEN products is subject to QIAGEN licensing terms.
3.4	To work with Third Parties to grow and expand the ARES DB.
3.5	To publish research results based on or build on the ARES DB to promote the scientific, epidemiological, and clinical value of the ARES DB provided, that such publications do not compromise the commercial value of the ARES DB with regard to the licenses granted hereunder. QIAGEN shall retain a right to review and comment on all publications related to the ARES DB.
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

4	Handover of Licensed IP
4.1	A copy of the most recent status of the ARES DB (as of the Effective Date) and the already existing ARES Tools (as of the Effective Date) shall be provided by ARES to QIAGEN within six (6) weeks after the Effective Date in an electronic file format and in a mutually agreed structured format, provided, however, that ARES has received from QIAGEN the Technology Access Fee as agreed in Section 9.1.
4.2	ARES Tools that are subject to development according to Section 6 shall be provided by ARES to QIAGEN electronically after their respective finalization.
4.3	Upon proper receipt of any Licensed IP by QIAGEN, QIAGEN shall confirm such receipt to ARES in writing upon request.
4.4	To the extent necessary and helpful, ARES, upon specific request from QIAGEN, shall undertake commercially reasonable support, which could include source and object code and software documentation to QIAGEN. ARES source code provided to QIAGEN, may only be used in accordance with the license agreed in this Agreement.
4.5	QIAGEN shall use commercial reasonable efforts to ensure safety and protection of the Licensed IP handed over to them. In case QIAGEN becomes aware of any illicit, illegal or out-of-scope use of any QIAGEN General BioIT Offering or any Licensed Panel Products by any QIAGEN customers QIAGEN shall inform ARES.
5	Foreground IP and Improvements
5.1	Unless explicitly stipulated differently in this Agreement, all Foreground IP generated by either Party in the course of this Agreement shall be owned by the respective Party having generated such Foreground IP. In case both Parties are involved in the generation of Foreground IP, such Foreground IP shall be owned jointly. The shares to such jointly owned Foreground IP shall be distributed between the Parties according to their respective shares in the generation of the respective joint Foreground IP.
5.2	Section 5.1 shall not apply for Improvements to Licensed IP generated in the performance of this Agreement by either Party. Any such Improvements shall be owned by ARES and QIAGEN herewith transfers and assigns any and all Intellectual Property Rights thereto to ARES. Improvements shall become part of the Licensed IP with provision of such Improvements to QIAGEN (e.g. through provision of updated versions of the ARES DB as agreed within this Agreement).
5.3	The Parties shall inform each other about any Improvements made by either Party in the course of this Agreement regularly. Aforementioned information about Improvements shall at least be conducted once every calendar year.
6	ARES Development and Maintenance of the Licensed IP
6.1	ARES shall be under no obligation to further develop, maintain, defend or enforce any parts of the Licensed Patents against Third Parties. ARES may at its discretion especially
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

give up or let expire any or all of the Licensed Patents at any time during the term of this Agreement.

6.2	ARES shall use commercially reasonable efforts to provide QIAGEN with an updated AMR Marker Table following the format of the ARES AMR Marker Table in Annex 5 detailing the then currently known ARES AMR Markers upon each provision of an up-dated version of the ARES DB or, at ARES discretion, once a new ARES AMR Marker has been derived by ARES. ARES intends, to apply for patents for each Marker derived from ARES DB after the Effective Date as far as such is commercially reasonable for ARES. Such patent applications or patents shall consequently become part of the Licensed Patents. Section 6.1 shall apply accordingly.
6.3	Notwithstanding Section 6.1, ARES shall, during the term of this Agreement use diligent and commercially reasonable efforts to further develop enhance and curate the ARES DB. At the end of the first and the third calendar quarter of each calendar year, ARES shall provide QIAGEN electronically with any updated versions of the ARES DB, if available.
6.4	QIAGEN will refer any Third Party willing to contributing to growing and expanding ARES DB and/or improving ARES Tools to ARES. Should such Third Party expect to gain preferential access to QIAGEN General BioIT Offering under favourable terms, the Parties will agree in the Steering Committee if and under what terms such access should be granted. For the avoidance of doubt, QIAGEN will not develop on a database substantial equivalent to ARES DB that could replace ARES DB in QIAGEN General BioIT Offerings.
6.5	Notwithstanding Section, 6.1 ARES shall, use diligent and commercially reasonable efforts to develop and finalize the ARES Tools currently in development as further de-scribed in Annex 1 in accordance with Annex 2. ARES shall inform QIAGEN of any delays or expected delays without undue delay. The Parties shall discuss and agree on any necessary changes to timetable.
6.6	Any and all rights relating to the ARES Tools in development or any updated versions of the ARES DB and/or any ARES AMR Markers derived after the Effective Date by ARES shall be owned solely by ARES and the license agreed in Section 2 shall cover these newly developed ARES Tools or new versions of the ARES DB accordingly upon finalization and provision to QIAGEN. After implementation of ARES Tools into the QIAGEN Platform as QIAGEN Tools, QIAGEN shall have all rights to the implemented QIAGEN Tools.
6.7	The term commercially reasonable in this Section 6 is mainly based on the overall economics of this Agreement.
7	QIAGEN Product Development and Licenses to ARES
7.1	QIAGEN shall use diligent and commercially reasonable efforts to develop and implement the Licensed [***] Products.
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

7.2	Unless stipulated differently in this Agreement, any and all Intellectual Property Rights resulting from the development works carried out by QIAGEN with regard to the Licensed [***] Products and Licensed Panel Products shall generally be owned solely by QIAGEN. However, for the avoidance of doubt, use and commercialization of such products shall only be possible subject to the respective license and its conditions and restrictions agreed herein.
7.3	For the term of this agreement, QIAGEN shall issue to ARES upon request of ARES three (3) concurrent 12-month subscription licenses for each Licensed [***] Product, which contains Licensed IP, for use by ARES in internal research and development purposes. The license conditions shall be the same as QIAGEN offers it to Third Parties; however, the licenses shall be free of charge and will be contingent an annual renewal.
7.4	For the purpose of further developing and growing the ARES DB by ARES together with collaboration partners, which are active in the academic and clinical research on AMR, either Party shall be entitled to nominate such Third Parties for preferential access to QIAGEN General BioIT Offering under favourable terms. The Steering Committee will decide on if and under what terms such access should be granted.
8	Steering Committee

The Parties shall each appoint one responsible person that forms part of the Steering Committee for this Agreement. The respective appointed person shall be notified to the other Party in writing within 2 weeks following the Effective Date. The Steering Committee shall discuss, coordinate, decide and agree on the details relating to the implementation of this Agreement and the herein stipulated performances of each Party (e.g. development timelines and so forth). Decisions of the Steering Committee have to be made unanimously and shall be documented in a suitable form. In case of any disputes between the Parties about this Agreement, its interpretation and/or any and all decisions and agreements made upon this Agreement shall be discussed within the Steering Committee in good faith. Only in case the Steering Committee is not able to decide about any addressed issue, the Parties shall be entitled to initiate an arbitration proceeding in accordance with this Agreement.

9	Compensation and Royalties for License Grant
9.1	QIAGEN shall pay to ARES a non-refundable lump sum of EUR [***] (plus VAT, if applicable) (hereinafter referred to as “Technology Access Fee”).
9.2	In addition, the following non-refundable running royalties shall be paid by QIAGEN to ARES.
9.2.1	Licensed [***] Products [***]% of the Net Licensing Income invoiced by QIAGEN or its Affiliates from Licensed [***] Products (plus VAT, if applicable), however, at least EUR [***] (plus VAT, if applicable) per calendar year (Minimum Royalty). After achieving Milestone “ARES [***] Launch” the Minimum Royalty shall be EUR [***] (plus VAT, if applicable). For the avoidance of doubt the above described royalties also
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

cover the use of Licensed IP for Licensed Panel Products. Therefore there shall be no royalty payment due on the sales of Licensed Panel Products.

9.2.2	The Parties agree that the aforementioned running royalties for Licensed [***] Products (including Minimum Royalties) shall not be due for the first [***] ([***]) months after the Effective Date. The Minimum Royalties becoming due after the exempt period (as defined in Sentence 1 above) until the 31st December of that calendar year shall be calculated on a pro rata temporis basis (based on days). For the avoidance of doubt, the reporting and record keeping obligations of Sections 10 and 11 shall also apply during aforementioned exempt period.
9.3	In addition, the following non-refundable milestone payment shall be made by QIAGEN to ARES:
9.3.1	Milestone Payment: EUR [***] (plus VAT) for achieving the Milestone “ARES [***] Launch” as defined above.
10	Statements and Payments

QIAGEN shall

10.1	pay the Technology Access Fee according to Section 9.1 within thirty (30) days after the Effective Date.
10.2	pay the lump-sums as per Section 9.3.1, within thirty (30) days upon the date the payment is due described in aforementioned Sections.
10.3	within thirty (30) days of the end of each calendar quarter, furnish ARES with a written royalty statement covering such calendar quarter, signed by a duly authorized officer of QIAGEN showing on a world-wide basis the Net Licensing Income invoiced during the respective calendar quarter and pay to ARES the royalties due with regard to the Net Licensing Income invoiced in the respective calendar quarter within thirty (30) days from the date of issuance of the respective invoice by ARES. For the avoidance of doubt, QIAGEN shall not be obliged to pay any royalties falling under the royalty waiver agreed in Section 9.2.2.
10.4	All royalty statements shall be sent by email as attachment in PDF format to

bd@ares-genetics.com

10.5	Any payments made by QIAGEN to ARES under this Agreement shall be free and clear of any taxes, duties, levies, fees or charges, and such amounts shall be reduced by the amount required to be paid or withheld pursuant to any applicable law (“Withholding Taxes”). Any such Withholding Taxes required by law to be paid or withheld shall be an expense of, and borne solely by, ARES. QIAGEN, as applicable, shall submit to ARES reasonable proof of payment of the Withholding Taxes, together with an accounting of the calculations of such taxes, within thirty (30) days after such Withholding Taxes are remitted to the proper authority. The Parties will cooperate
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

10.6	Payments to be made by QIAGEN to ARES under or in connection with this Agreement shall be paid in Euros (€) to the bank account of ARES.

Bank Name: [***]
S.W.I.F.T. [***]
Account Number: [***] .

10.7	Royalties shall be paid in Euros (€). To the extent that the Net Licensing Income invoiced by QIAGEN or its Affiliates outside the countries having Euros as their national currency is charged by QIAGEN or its Affiliates other than in Euros, QIAGEN shall convert the portion of the royalty payable to ARES from such Net Licensing Income into Euros (€), such currency shall be converted into Euros at the conversion rates used by QIAGEN in the rest of its business to consolidate foreign currencies, provided only that such rates are obtained from a credible source and are applied in a manner consistent with generally accepted accounting principles.
10.8	If (i) QIAGEN is in delay in making any payment due hereunder or (ii) a royalty statement as per Section 10.3 Fehler! Verweisquelle konnte nicht gefunden werden. is incorrect, ARES shall be entitled to claim in case of (i) interest on such overdue payment from the date it was due until payment is received by ARES and in case of (ii) interest on the amount of royalties which QIAGEN failed to correctly report to ARES from the point in time ARES should have received the correct report to the date the underpaid amount is received by ARES, at the rate of five percent-points (5%-points) above the then current base interest rate according to Section 288 Subsection 2 and Section 247 subsection 1 of the German Civil Code (Bürgerliches Gesetzbuch). If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefore is being asserted, the interest rate shall be reduced to such maximum legal rate.
11	Records and Audits
11.1	QIAGEN shall keep accurate and complete books and records concerning any Net Licensing Income under this Agreement and all data that are relevant for the calculation of the royalty. The books and records shall include, without limitation, the date of the transaction involving Sales of Licensed [***] Products, the number of items Sold, Net Licensing Income invoiced, and any other data, including supporting information sufficient to evidence the accuracy of royalty statements sent to ARES in accordance with this Agreement.

QIAGEN hereby agrees to cause its Affiliates by contractual arrangements to maintain and provide to QIAGEN the books, records and supporting information as per the first paragraph of this Section 11.1. QIAGEN’s agreements with its Affiliates shall expressly

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state that ARES shall be entitled to enforce rights under Section 11.2 below not only against QIAGEN but also directly against any of its sublicensees.

11.2	ARES may, during normal business hours and not more frequently than twice per each calendar year and upon reasonable notice, cause an independent auditing firm to con-duct an audit of QIAGEN and its Affiliates books and records and supporting information reasonably relating thereto. ARES shall inform QIAGEN in writing of its intent to conduct an audit (hereinafter referred to as the “Audit Notice”) and request that - within ten (10) days of the Audit Notice - QIAGEN name a date on which such audit can begin (hereinafter referred to as “Audit Commencement Date”). The Audit Commencement Date shall not be later than 45 days after the date of audit notice. On the Audit Commencement Date, QIAGEN shall itself provide — or, as the case may be, shall cause its Affiliates to provide - the auditor with unfettered access to all books and records required to be kept under this Agreement and all further books and records which, in the auditor’s opinion, are reasonably required in confirming the accuracy of the royalty paid or to be paid to ARES in accordance with this Agreement. QIAGEN ‘s failure to provide the auditor with all reasonably required books and records during an audit shall be deemed a breach of a material contractual obligation. QIAGEN shall reasonably support such audit to ensure that the audit can be conducted in the most efficient manner possible, e.g. by providing the auditor free of charge with reasonable infrastructure (including office space, telephone and data communication access). Upon ARES’ discretion, the period to be audited may comprise up to five (5) years. Reports and records once audited shall not be subject to a second audit. The findings of such auditor shall be binding on QIAGEN and its Affiliates. The cost of such audit shall be borne by ARES, unless such audit determines that QIAGEN has underpaid the royalties due hereunder by the lesser of (a) at least seven percent (7%) of the royalty properly payable or (b) thirty thousand Euros (€ 30,000). In case that the audit reveals an overpayment by QIAGEN, such overpaid royalties shall be credited against future payments owed by QIAGEN. Any payments made by QIAGEN and any amounts payable with regard to Licensed [***] Products reported by QIAGEN after receipt of the audit notice and covering the time period intended to be the subject of the audit, other than those reported by QIAGEN prior to the audit notice and/or invoiced by ARES and/or paid by QIAGEN after the audit notice but prior to the Audit Commencement Date, in each case in accordance with Section 10, shall be treated as if such payment obligations were determined by the audit and shall be deemed underpayments for purposes of allocating the auditing costs. Within thirty (30) days of the date of issuance of the respective invoice by ARES (hereinafter referred to as “Underpayment Invoice”) QIAGEN shall, in addition to paying the underpaid amount together with late payment charges, pay the cost of such audit, if applicable. QIAGEN shall itself preserve and maintain and shall cause its Affiliates to preserve and maintain all such books and records required for an audit for a period of five (5) years after the calendar quarter to which the books and records apply (but no more than two (2) years after any expiration or termination of this Agreement). If the auditor determines that QIAGEN has underpaid the royalties due hereunder and QIAGEN has not fully and timely paid the Underpayment Invoice, the auditor shall be entitled to disclose to ARES all such information, which is reasonably required to allow ARES to enforce its rights against QIAGEN and its Affiliates (including but not limited to legal proceedings). All information acquired by ARES from such audit shall be
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

considered Confidential Information, however, such information may be used by ARES in the enforcement of its rights against QIAGEN (including but not limited to legal proceedings), regardless of whether such information is Confidential Information or not.

12	Confidentiality
12.1	All Confidential Information shall
12.1.1	be used by the receiving Party exclusively for the performance of the obligations or purposes set forth in this Agreement, unless otherwise expressly agreed to in writing by the disclosing Party;
12.1.2	not be distributed or disclosed in any way or form by the receiving Party to anyone except to the employees of the receiving Party or those employees of its Affiliate and except to consultants, advisers, or bankers advising the receiving Party and/or its Affiliates with relation to this Agreement (“Advisers”), who each of them reasonably need to know such Confidential Information for each Party’s performance of the obligations or purposes set forth in this Agreement and who are bound to confidentiality either by their employment agreement or otherwise in writing to an extent not less stringent than the obligations imposed on the receiving Party under this Agreement. Prior to any disclosure to an Affiliate or to an Adviser, the receiving Party must have in place a written agreement with such Affiliate or such Adviser imposing on such Affiliate or on such Adviser confidentiality obligations in respect of the Confidential Information not less stringent than the obligations imposed on the receiving Party under this Agreement;
12.1.3	be kept confidential by the receiving Party with the same degree of care as is used with respect to the receiving Party’s own equally important confidential information to avoid disclosure to any Third Party, but at least with reasonable care; and
12.1.4	remain the property of the disclosing Party, unless otherwise stipulated in this Agreement.
12.2	The obligations under Section 12.1 shall not apply, however, to any information which:
12.2.1	was in the receiving Party’s possession without confidentiality obligation prior to receipt from the disclosing Party;
12.2.2	is at the time of disclosure already in the public domain or subsequently becomes avail-able to the public through no breach by the receiving Party of this Agreement;
12.2.3	is lawfully obtained by the receiving Party from a Third Party without an obligation of confidentiality, provided such Third Party is not, to the receiving Party’s knowledge, in breach of any confidentiality obligation relating to such information;
12.2.4	is developed by the receiving Party independently from Confidential Information or under the exceptions as set out in Section 12.2.1— 12.2.3 or 12.2.4; or
12.2.5	is approved for release by written agreement of the disclosing Party.
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

The Party seeking the benefit of such exception shall bear the burden of proving its existence. For the avoidance of doubt, the Parties acknowledge that QIAGEN shall implement all measures necessary under the laws applicable to QIAGEN in order to keep confidential and protect as trade/commercial secrets all Confidential Information as well as QIAGENS developments for ARES.

The receiving Party may disclose Confidential Information of the disclosing Party if the receiving Party is required to do so by any ruling of a governmental or regulatory authority or court or by mandatory law, provided that written notice of such ruling is given without undue delay to the disclosing Party (as far as legally permitted) so as to give the disclosing Party an opportunity to intervene and provided further that the receiving Party uses reasonable efforts to obtain assurance that the information will be treated confidential. Information which is disclosed in such way must be marked “Confidential”.

12.3	Notwithstanding the provisions of this Section 12, each Party has the right to disclose the other Party’s Confidential Information which it received under this Agreement subject to a written undertaking of the receiving Third Party to accept contractual obligations which are at least as stringent as the ones set forth in this Section 12 — however, restricted to the extent such disclosure is necessary for the disclosing Party to make use of the rights granted to the disclosing Party under this Agreement (e.g. in cases of allowed sublicensing). Confidential Information which is disclosed in such way must be marked “Confidential”.
12.4	The receiving Party shall derive no rights of any kind, in particular no rights of prior use, from the fact that as a result of the Confidential Information it may possibly obtain knowledge of patentable inventions for which the other Party may possibly apply for registration of any kind of Intellectual Property Right. Except as otherwise provided for this Agreement, the receiving Party shall not be entitled to file for patents or other statutory protection in any country based on or using any information received hereunder, and any such patent or statutory protection must be transferred to the disclosing Party upon its request and without any charge.
12.5	All information disclosed between the Parties including those exchanged electronically and/or on record-bearing media, as well as any copies thereof, shall, upon termination or expiration of this Agreement and respective written request of the disclosing Party, at the receiving Party’s discretion, either be returned to the disclosing Party or be destroyed by the receiving Party after termination or expiration of this Agreement. This shall not include copies of electronically-exchanged information of which a routine information technology backup has been made. The aforementioned request shall be made in writing by the disclosing Party to the receiving Party within ninety (90) days after expiration or termination of this Agreement. In case of a destruction, the receiving Party shall confirm in writing such destruction to the disclosing Party within fourteen (14) days after receipt of the respective request.

This Section 12.5 shall not apply to disclosed information or copies thereof which (i) the receiving Party is entitled to use after the expiration or termination of this Agreement,

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(ii) must be stored by the receiving Party or its Advisers according to mandatory law, provided that such information or copies thereof shall be subject to an indefinite confidentiality obligation according to the terms and conditions set out herein.

12.6	QIAGEN’s developments made under this Agreement for its own use shall be kept confidential by QIAGEN in accordance with the provisions of this Section 12 to the extent that the disclosure of such QIAGEN developments also leads to the disclosure of ARES’ Confidential Information. With regard to QIAGEN developments for which QIAGEN concludes that statutory protection would be appropriate and beneficial, QIAGEN shall inform ARES before disclosing any of such QIAGEN’s developments.
13	Warranty and Liability
13.1	In respect to the Licensed IP, ARES does not give any representation or warranty, express or implied, and accepts no liability as to the validity or scope of protection of any of the Licensed IP and shall have no liability in respect of any infringement of patents or other rights of third parties due to QIAGENS’s operation under the licenses herein granted.
13.2	ARES shall have no obligation hereunder to institute any action or suit against Third Parties for infringement of any of the Licensed IP or to maintain any of the Licensed IP.
13.3	Unless explicitly stated otherwise, nothing contained in this Agreement shall be construed as:
13.3.1	granting any right to either Party and/or its Affiliates to use the names, trade names or trademarks or other designations of the other Party and/or its respective Affiliates (including any contraction, abbreviation or imitation of any of the foregoing or any use within a license notice), or
13.3.2	an, express or implied, warranty or representation or liability as to the manufacture, sale, use or other disposition of or the quality or performance of products made by ARES and/or its Affiliates under the licenses herein granted.
13.4	ARES does not give any warranty or assumes any responsibility or liability with respect to any Licensed IP as to the validity or maintenance of any Licensed IP licensed or transferred hereunder. In particular,
a)	ARES gives no warranty and assumes no responsibility or liability with respect to the ability of QIAGEN to successfully use any Licensed IP provided to QIAGEN hereunder for its exploitation; and
b)	ARES does not warrant that products manufactured or services rendered achieve a certain standard of quality or level of performance and/or do not infringe Intellectual Property Rights (including, but not limited to, patents and design patents) of Third Parties.
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

13.5	In no event shall either Party be held liable by the respective other Party for any indirect, incidental or consequential damages, loss of profit and/or loss of savings, regardless whether the claim is based on breach of contract, breach of warranty, tort or any other cause of action.
13.6	In any event the aggregate liability of either Party with respect to all claims which the respective other Party may lawfully make under this Agreement in any calendar year shall be limited to the royalties actually paid by QIAGEN to ARES in such calendar year in which the claim first arises.
13.7	The provisions of this Section 13 shall survive for three (3) years after the termination or expiration of this Agreement.

WITHOUT LIMITING ANY OTHER DISCLAIMER MADE HEREUNDER, ARES PROVIDES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE; OR ANY OTHER WARRANTY OF ANY KIND CONCERNING ANY MATTER COVERED BY THIS AGREEMENT, WHETHER EXPRESS, IMPLIED OR STATUTORY AND WHETHER UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE.

14	Force Majeure

Neither Party shall be held responsible or liable for the non-fulfilment of any of its obligations under this Agreement, provided and as long as such Party is hindered or prevented from fulfilment by any circumstances of “Force Majeure”, which are deemed to include any events which are internationally recognised as occurring beyond a persons or company’s reasonable control, such as, but not limited to, war, riot, strike, lock-out, flood, epidemics, other natural catastrophes, Acts of Government or terrorist attacks and provided that the Party directly frustrated notifies the other Party without delay and in writing or per telefax the beginning and end of any such circumstance of Force Majeure. The Party directly frustrated shall use all reasonable efforts to minimize the hindrance or prevention from such fulfilment. Should circumstances of Force Majeure uninterruptedly hinder or prevent a Party from fulfilment of any of its obligations hereunder for a period exceeding six (6) months, the other Party shall be entitled to ask for an appropriate amendment of this Agreement or to terminate this Agreement by three (3) months written notice. A declaration to this effect shall be disregarded, if said circumstances of Force Majeure cease to exist within such three (3) months period.

15	Term and Termination
15.1	This Agreement shall become effective upon the Effective Date. This Agreement shall remain in force until expired or terminated in accordance with the provisions of this Agreement.
15.2	Unless earlier terminated as set forth in this Agreement, this Agreement shall continue in effect until expiration of Licensed Patents or for a period of [***] ([***]) [***] from the Effective Date whatever comes last.
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15.3	This Agreement may be prematurely terminated in writing with immediate effect by a Party for good cause (“wichtiger Grund”), or having such right as herein below provided - and notwithstanding any other rights such Party may have - upon the occurrence of one of the following events:
15.3.1	by either Party in the event that the other Party voluntarily files a petition in bankruptcy or has such a petition involuntarily filed against it (which petition is not discharged within thirty (30) days after filing), or is placed in an insolvency proceeding, or if an order is entered appointing a receiver or trustee or a levy or attachment is made against a substantial portion of its assets which order is not vacated within thirty (30) days from date of entry, or if any assignment for the benefit of its creditors is made;
15.3.2	by either Party in the event that the other Party has failed in the performance of any material contractual obligation herein, including the obligations of either Party agreed herein to develop, prepare and market certain products, tools or other items, provided that such default is not remedied to the first Party’s reasonable satisfaction within sixty (60) days after receipt of written notice by the other Party specifying the nature of such default and requiring remedy of the same and further provided that the first Party has not committed any antecedent breach.

By QIAGEN for convenience with 180 days’ notice on product by product basis. For the avoidance of doubt, termination of all Licensed [***] Products would result in termination of the Agreement.

16	Rights and Obligations after Termination Expiration
16.1	In case of any termination of this Agreement, QIAGEN shall immediately discontinue the use of the Licensed IP; except that QIAGEN shall be entitled to complete those customer orders with respect to specific products, which QIAGEN has received and confirmed prior to the date of termination. QIAGEN shall pay the royalties due in connection therewith as stipulated in this Agreement.
16.2	Upon expiration of the ([***]) [***] term according to Section 15.2 and provided that QIAGEN has duly fulfilled its obligations under this Agreement, QIAGEN shall be allowed to further distribute and Sell the all Licensed [***] Products and Combination Products in their then existing form, without the need to pay any further royalties to ARES. For the avoidance of doubt, ARES shall not provide any further updates with regard to the Licensed IP or give access thereto.
16.3	Termination of this Agreement shall not relieve a Party of any duty, claim or liability which has arisen or fallen due prior to termination.
17	Third Party Beneficiary
17.1	The Parties agree that SIEMENS shall be a third-party beneficiary to this Agreement and is entitled to the rights and benefits hereunder and may directly enforce the provisions hereof against QIAGEN as if it were a party hereto.
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17.2	ARES cannot be held liable for any warnings, claims, enforcement measures, injunctions, preliminary measures or any other actions brought forward by SIEMENS against QIAGEN or any QIAGEN Affiliate based on this Agreement.
18	Export Control
18.1	The performance of this Agreement may be subject to applicable export control provisions under various laws and regulations. Each Party shall comply with such laws and regulations.
18.2	In the event that the performance of this Agreement requires approval in accordance with the export applicable regulations, ARES shall not be obliged to perform its obligations under this Agreement until and to the extent, such approval has been obtained.
18.3	Each Party shall without undue delay take all necessary actions and steps to obtain such authorizations and licenses if and to the extent required to perform its obligations under this Agreement. Each Party further agrees to provide the other Party with such information and assistance as may reasonably be required by the other in connection with securing such authorizations or licenses, and to take timely action to obtain all required support documents.
19	Disputes

Any dispute, controversy or claim arising under, out of or relating to this contract and any subsequent amendments of this contract, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be referred to and finally determined by arbitration in accordance with the DIS Arbitration Rules. The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Düsseldorf, Germany. The language to be used in the arbitral proceedings shall be English. The dispute, controversy or claim shall be decided in accordance with the law agreed in Section 20.

20	Applicable Law

The validity, interpretation and performance of this Agreement shall be controlled by and construed in accordance with the substantive law of Germany without reference to the substantive law of any other country. The application of the United Nations Convention on Contracts for the International Sale of Goods of 11 April 1980 shall be excluded.

21	Miscellaneous
21.1	This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter and shall supersede and cancel all previous agreements, negotiations and commitments, either oral or written, relating hereto.
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

21.2	No modification to, amendment of, or waiver of any provision of this Agreement shall be binding, unless made in writing and duly signed by the Parties. This shall also apply to any waiver of this written form requirement.
21.3	If this Agreement requires a notice or document to be “in writing” or “in written form”, such notice or document shall be duly signed by the sender by such person or persons duly authorized to legally bind the Party, and the signed notice or document shall be delivered, sent or transmitted to the other Party in its original form. For the avoidance of doubt electronic communication shall not qualify as a written notice or document.
21.4	Except otherwise provided in this Agreement, communications between ARES and QIAGEN shall be given in writing, by e-mail, post or by telefax, in the English language. The Parties each appoint the following contact persons, to whom information under this Agreement and other communication shall be addressed. Unless written notice of change was given the contact persons are:

If to ARES to:

Ares Genetics GmbH
Dr. Andreas Posch
Karl-Farkas-Gasse 18
1030 Wien
Österreich

[***]

with a copy to:

bd@ares-genetics.com

If to QIAGEN to:

QIAGEN GmbH
Qiagen Str. 1, 4072 Hilden
Germany
[***]

With a copy to:

[***]

21.5	This Agreement (except for the right to receive payment) may not be assigned or transferred in any manner, except with the prior written consent of the other Party, such con-sent not to be unreasonably withheld. However, either Party may transfer this Agreement or rights and/or obligations resulting therefrom without prior written consent of the respective other Party as part of a transfer on the side of such Party of all or of a substantial part of the activities to which the subject matter of this Agreement pertains whether by sale, merger, consolidation or otherwise. In case of such a transfer the Party
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shall procure that the transferee, assignee or successor will comply with this Agreement. Any transfer will be conducted in good faith and shall not be used as an instrument to avoid royalties.

21.6	If provisions of this Agreement are, or should become entirely or partially invalid or unenforceable, this shall not affect the validity or enforceability of the remaining provisions. The foregoing shall also apply if the Agreement contains any regulatory gap. Instead of the invalid or unenforceable provision, or in order to close the gap, a ruling shall be used, which, in so far as it is legally permissible, as closely as possible reflects the intentions of the Parties concluding the Agreement or, considering the meaning and purpose of the Agreement, the potential intensions of the Parties had they considered the point at the time of concluding the Agreement.
21.7	The Annexes to this Agreement form an integral part of this Agreement. In the event of conflicts between the provisions of the Annexes and those in the body of this Agreement, the provisions in the body of the Agreement shall take precedence over those in the Annexes unless the Annex expressly revokes the relevant Article in the body of the Agreement.
21.8	No express or implied waiver by any of the Parties to this Agreement of any breach of any term, condition or obligation of this Agreement shall be construed as a waiver of any subsequent or continuing breach of that term, condition or obligation or of any other term, condition or obligation of this Agreement of the same or of a different nature. Any waiver, consent, or approval of any kind regarding any breach, violation, default, provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.
21.9	Press releases and other information on the conclusion, the content and performance of this Agreement shall only be made available to third parties, particularly press agencies, with the prior written consent of the other Party, which shall not unreasonably be withheld. Notwithstanding the foregoing the Parties agree that upon execution of this Agreement QIAGEN and ARES shall issue a press release substantially in the form of Annex 4 and inform all regulatory authorities of any stock price sensitive or material information as a publicly listed company.
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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Vienna, 18-Feb-2019 Location, Date	Hilden, 18 February 2019 Location, Date

/s/ Dr. Andreas Posch Dr. Andreas Posch Managing Director & CEO, ARES Genetics GmbH	Roland Sackers Chief Financial Officer /s/ Roland Sackers [Name] [Position], QIAGEN GmbH and on behalf of the QIAGEN Affiliates
Vienna, 18-Feb-2019 Location, Date	Location, Date
/s/ Achim Plum Dr. Achim Plum Managing Director, ARES Genetics GMbH	[Name] [Position], QIAGEN GmbH and on behalf of the QIAGEN Affiliates

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Annex 1: List of Licensed IP

[***]

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Annex 2: Development Timetable ARES Tools

[***]

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Annex 3: Royalty Statement Template

Calendar Quarter
QIAGEN Product	Licensee Catalog Number	Units Sold (Access Rights)	Net Sales	Royalty Rate (%)	Royalties Due

Total:

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Annex 4: Press Release

Curetis’ Subsidiary Ares Genetics and QIAGEN Enter
into Bioinformatics Partnership to Fight Antimicrobial
Resistance

-	QIAGEN becomes exclusive partner for bioinformatics re-search applications based on ARESdb and AREStools
-	Partnership intends to create a community platform for antimicrobial resistance research

Vienna, Austria, Holzgerlingen, Germany, and Amsterdam, The Netherlands, February 18, 2019, XX:XX CET - Curetis N.V. (the “Company” and together with its subsidiaries “Curetis”), a developer of next-level molecular diagnostic solutions, today announced that its wholly-owned subsidiary Ares Genetics GmbH (Vienna, Austria) and QIAGEN N.V. (NYSE: QGEN; Frankfurt Prime Standard: QIA) have entered into a strategic licensing agreement for ARESdb and AREStools in the area of antimicrobial resistance (AMR) research.

Under the terms of the agreement, QIAGEN has received an exclusive license to develop and commercialize general bioinformatics offerings and services for AMR research based on Ares Genetics’ database on the genetics of antimicrobial resistance, ARESdb, as well as on the ARES bioinformatics AMR toolbox, AREStools.

Ares Genetics retains the rights to use ARESdb and AREStools for AMR research, customized bioinformatics services, and the development of specific AMR assays and applications for the Curetis Group (incl. Ares Genetics) as well as third parties, e.g. other diagnostics companies or partners in the pharmaceutical industry. As the QIAGEN research offering is expected to also enable advanced molecular diagnostic services and products, QIAGEN’s customers may obtain a diagnostics use license from Ares Genetics.

“With QIAGEN as a prime supplier of industry-leading applications for the analysis and interpretation of biological data, we are well positioned to make ARESdb a key resource for cutting-edge research in the pressing healthcare issue of antimicrobial resistance,” said Dr. Andreas Posch, Managing Director and CEO of Ares Genetics. “This partnership has the potential to greatly facilitate our engagement with the public health and AMR research communities in the further development and expansion of ARESdb, our database that is also core to the NGS-based diagnostic solutions currently developed by Ares Genetics.”

“Antibiotic-resistant diseases are an urgent threat to public health, as resistance under-mines the effective prevention and treatment of an ever-increasing range of infections.

This global problem cries out for molecular insights that can lead to new understanding and therapeutic approaches. Partnering with Ares Genetics to leverage their genomic content with QIAGEN’s expertise in bioinformatics, NGS and PCR technologies, we will expand our portfolio

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of solutions to help the global community fight these infections,” said Jonathan Sheldon, Senior Vice President and head of QIAGEN Bioinformatics. QIAGEN is committed to creating best-in-class Sample to Insight solutions that help combat the global crisis in antibiotic resistant pathogens. The collaboration with ARES builds on an already broad portfolio for infectious disease research tools and adds to other AMR-related initiatives. QIAGEN will leverage the AMR database from Ares Genetics with its expertise in bioinformatics, assays and services, enabling the research community to accelerate the fight against AMR.”

“After the strategic collaboration agreement with Sandoz to develop a digital anti-infectives platform and an additional technology evaluation project for ARESdb with a global diagnostics player, the bioinformatics alliance with QIAGEN is a further example of our partnerships with industry leaders which leverage the GEAR assets acquired from Siemens in September 2016 that form the nucleus of ARESdb,” commented Dr. Achim Plum, CBO of the Curetis Group and Managing Director of Ares Genetics. “Discussions with additional industry partners are ongoing and we are well positioned to execute on our strategy to build an industry consortium that leverages ARESdb and the artificial intelligence and bioinformatics solutions for AMR developed by Ares Genetics for innovative diagnostic and therapeutic approaches in the management of severe microbial infections.”

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About Antimicrobial Resistance (AMR)

Antimicrobial resistance occurs when microorganisms such as bacteria, viruses, fungi and parasites genetically change and thereby render established medications ineffective. Antimicrobial resistance occurs naturally, but is facilitated by the inappropriate use of medicines, for example antibiotics. (Ref. 1) This is a major concern because a resistant infection may be lethal, can spread to others, and imposes huge costs to individuals and society. According to a report commissioned by the UK Government and the Welcome Trust published in 2016, rapidly spreading antimicrobial resistance caused by indiscriminate broad use of antibiotics is one of the big 21st century threats to human health and healthcare systems globally, with projected death tolls as high as 10 million by 2050. (Ref. 2) Ares Genetics believes that a better understanding of the epidemiology as well as the genetic mechanisms of antimicrobial resistance is key to developing rapid diagnostic tests that facilitate the more targeted use of current antibiotics and to developing novel antibiotics less prone to encounter resistance.

Ref 1:

WHO — What is Antimicrobial Resistance
(https://www.who.int/features/qa/75/en/)

Ref 2:

Tackling Drug-Resistant Infections Globally: Final Report and Recommendations by The Review on Antimicrobial Resistance chaired by Jim O’Neill, May 2016

(https://amr-review.org/sites/default/files/160525_Final%20paper_with%20cover.pdf)

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About Curetis and Ares Genetics

Curetis N.V.’s (Euronext: CURE) goal is to become a leading provider of innovative solutions for molecular microbiology diagnostics designed to address the global challenge of detecting severe infectious diseases and identifying antibiotic resistances in hospitalized patients.

Curetis’ Unyvero System is a versatile, fast and highly automated molecular diagnostic platform for easy-to-use, cartridge-based solutions for the comprehensive and rapid detection of pathogens and antimicrobial resistance markers in a range of severe infectious disease indications. Results are available within hours, a process that can take days or even weeks if performed with standard diagnostic procedures, thereby facilitating improved patient outcomes, stringent antibiotic stewardship and health-economic benefits. Unyvero in vitro diagnostic (IVD) products are marketed in Europe, the Middle East, Asia, and the U.S.

Curetis’ wholly owned subsidiary Ares Genetics GmbH offers next-generation solutions for infectious disease diagnostics and therapeutics. The ARES Technology Platform combines the presumably most comprehensive database worldwide on the genetics of antimicrobial resistances, ARESdb, with advanced bioinformatics and artificial intelligence tools.

For further information, please visit www.curetis.com and www.ares-qenetics.com.

Legal Disclaimer

This document constitutes neither an offer to buy nor an offer to subscribe for securities and neither this document nor any part of it should form the basis of any investment decision in Curetis.

The information contained in this press release has been carefully prepared. However, Curetis bears and assumes no liability of whatever kind for the correctness and completeness of the information provided herein. Curetis does not assume an obligation of whatever kind to update or correct information contained in this press release whether as a result of new information, future events or for other reasons.

This press release includes statements that are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “targets,” “may,” “will,” or “should” and include statements Curetis makes concerning the intended results of its strategy. By their nature, forward-looking statements involve risks and uncertainties and readers are cautioned that any such for-ward-looking statements are not guarantees of future performance. Curetis’ actual results may differ materially from those predicted by the forward-looking statements. Curetis undertakes no obligation to publicly update or revise forward-looking statements, except as may be required by law.

Contact details

Curetis

Max-Eyth-Str. 42

71088 Holzgerlingen, Germany

Tel. +49 7031 49195-10

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pr@curetis.com or ir@curetis.com

www.curetis.com - www.unyvero.com

International Media & Investor Inquiries

akampion

Dr. Ludger Wess / Ines-Regina Buth

Managing Partners

info@akampion.com

Tel. +49 40 88 16 59 64

Tel. +49 30 23 63 27 68

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Annex 5: ARES AMR Marker Table Excerpt

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